Exhibit 99.1

Contact:

Dee Ann Johnson

Vice President Controller & Treasurer

412-456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

April 25, 2011

Ampco-Pittsburgh Corporation (NYSE: AP) Announces First Quarter Results

Sales and net income for the three months ended March 31, 2011 approximated $89,068,000 and $7,677,000 or $0.74 per common share, respectively, against sales and net income of $82,326,000 and $8,211,000 or $0.80 per common share for the same period in 2010. Income from operations for the three months of 2011 of $12,129,000 compares to $11,664,000 for the first three months of 2010.

With respect to the Forged and Cast Rolls group, sales benefited from additional demand as production levels for markets served improved from a year ago. Operating income for the group, however, was less than the comparable prior year period as a result of higher direct material and fixed costs as well as a shift in product mix and pricing pressures from customers. For the Air and Liquid Processing group, sales and operating income improved over the same period of the prior year due to increased shipments of pumps for the U.S. Navy and coils to the fossil fuel utility market. Net income for the Corporation was adversely impacted by foreign exchange losses during the quarter versus foreign exchange gains in the first quarter of the prior year.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended March 31,
	2011	2010

Sales	$89,068,000	$82,326,000

Income from operations	12,129,000	11,664,000
Other (expense) income – net	(509,000)	657,000

Income before income taxes	11,620,000	12,321,000
Income tax expense	(3,873,000)	(4,066,000)
Equity loss in Chinese joint venture	(70,000)	(44,000)

Net income	$7,677,000	$8,211,000

Earnings per common share:
Basic	$0.74	$0.80

Diluted	$0.74	$0.80

Weighted-average number of common shares outstanding:
Basic	10,305,156	10,246,211

Diluted	10,366,991	10,257,368